Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements of Merrimac Industries, Inc. previously filed on Forms S-8 (File Nos. 333-36795, 333-36199, 33-68862, 333-09663, 333-63434, 333-63436, 333-63438, 333-135870 and 333-135874) of our report, which includes an explanatory paragraph relating to the restatement of the 2007 consolidated financial statements, dated April 20, 2009, included in the Company’s Annual Report on Form 10-K for the year ended January 3, 2009.

/s/ J.H. COHN LLP
Roseland, New Jersey
April 20, 2009